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                                                                    Exhibit (i)



                                 May 24, 2000



Nicholas-Applegate Institutional Funds
600 West Broadway, 30th Floor
San Diego, CA 92101


     RE: Nicholas-Applegate Institutional Funds (the "Trust")(File Nos. 811-07384 and 333-71469); Post-Effective Amendments No. 21 to the Registration Statement on Form N-1A

Ladies and Gentlemen,

     I have acted as fund counsel to Nicholas-Applegate Institutional Funds, a Delaware business trust (the "Trust"), in connection with the filing of Post-Effective Amendment No. 22 to the Registration Statement of the Trust (the "Amendment").

     I have examined the Amendment as furnished to me by the Trust and such other documents and records as I have deemed necessary for the purposes of this opinion. Based upon this examination, I am of the opinion and hereby represent in accordance with Rule 485(a)(1), that the Amendment does not contain disclosures which would render it ineligible to become effective pursuant to Rule 485(a).

     I hereby consent to the filing of this opinion of counsel as an exhibit to the Registration Statement.

               Very truly yours,

               /s/ Charles H. Field

               Charles H. Field
               Fund Counsel